Exhibit 16.1

January 12, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated January 7, 2005 of CAM Commerce Solutions, Inc. and are in agreement with the statements contained in paragraphs 1, 3, 4, 5, and 6 therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraph 2 of the Item 4.01 of the above referenced filing.

Sincerely,

/s/ Ernst & Young LLP